UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 20, 2007

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	001-31560 (Commission File Number)	98-0355609 (IRS Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

Seagate Technology (“the Company”) previously announced on October 29, 2007, that it has proposed the closure of its substrate manufacturing facility in Limavady, Northern Ireland. The proposed closure is part of the Company’s ongoing focus on cost-efficiencies in all areas of its business. The Company’s current expectation is that it will complete its required consultation with employees and their representatives during the third quarter of fiscal year 2008 and expects to fully complete the closure of the Limavady facility in the first half of fiscal year 2009. After preliminary consultations with employees, their representatives and the government of Northern Ireland, the Company’s current revised estimates of restructuring charges include cash charges for severance of approximately $34 million, potential repayment of certain investment grants of approximately $19 million, plant closure costs of approximately $2 million and approximately $1 million non-cash charges for other property and equipment related exit costs. The Company expects approximately $26 million of these charges to be reflected as restructuring costs in its Statement of Operations for its second quarter of fiscal year 2008, with the remainder of the charges to be incurred over the next 3 quarters.

Consistent with past practice, the Company’s business outlook and guidance provided on October 16, 2007, did not include the impact of any acquisitions, stock repurchases or restructuring activities to be undertaken by the Company during its second quarter of fiscal year 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: December 20, 2007	By:	/s/ Charles C. Pope
		Name:	Charles C. Pope
		Title:	Executive Vice President and Chief Financial Officer